Exhibit 10.4

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

October 30, 2024

REFINED PRODUCTS –

Second Amended and Restated Marketing, Logistics and

Working Capital Agreement

BETWEEN	Traxys North America LLC a limited liability company organized under the laws of the State of Delaware, U.S.A., Hereinafter called “Buyer” or “Traxys”

AND	Li-Cycle U.S. Inc. a corporation organized under the laws of the State of Delaware, U.S.A., Hereinafter called “Seller”

AND	Li-Cycle North America Hub, Inc. a corporation organized under the laws of the State of Delaware, U.S.A., Hereinafter called “HubCo” (each, a “Party” and collectively, the “Parties”)

RECITALS:

A.

Li-Cycle Holdings Corp. (NYSE: LICY) (“LICY”), through its indirect, wholly-owned subsidiaries, Seller and HubCo, has been developing a hydrometallurgical processing facility using its patented Spoke & Hub Technologies™ (a “Commercial Hub”) located near Rochester, New York (the “Rochester Hub”), having a nameplate annual processing capacity of 35,000 tonnes per annum of unrefined “black mass” product (containing lithium, nickel and/or cobalt) (“Black Mass”) to produce certain metal products as part of a closed-loop recycling solution.

B.	Construction of the Rochester Hub was paused in October 2023, pending a comprehensive project review.

C.

Under the original “Sulfates Scope”, the principal products of the Rochester Hub would be Lithium Carbonate, Nickel Sulfate, Cobalt Sulfate and Manganese Carbonate (each, a “Material” and collectively the “Materials”).

D.

Under the revised “MHP Scope”, developed through the project review, the principal products of the Rochester Hub would be Lithium Carbonate and a Mixed Hydroxide Precipitate containing nickel, cobalt and manganese (“MHP”), with the potential to transition to the production of Nickel Sulphate, Cobalt Sulphate and Manganese Carbonate at a later phase.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

E.

This REFINED PRODUCTS – Second Amended and Restated Marketing, Logistics and Working Capital Agreement (the “Agreement”) sets forth the terms on which (1) Seller shall sell, and Traxys shall purchase, 100% of Seller’s annual production of Materials from the Rochester Hub (such Materials, collectively, the “Traxys Committed Materials”), for on-sale by Traxys to Traxys’ third-party end customers (“Customers”) on a global basis, provided that in the event that Li-Cycle implements the MHP Scope, Seller shall also pay to Traxys a fee (the “MHP Fee”) covering 100% of the MHP produced at the Rochester Hub, as hereinafter described.

F.

This Agreement amends, restates and supersedes the REFINED PRODUCTS – Amended and Restated Marketing, Logistics and Working Capital Agreement between Traxys and Li-Cycle Americas Corp. dated as of December 15, 2021, as amended by the Assignment, Assumption & Joinder Agreement – Traxys Refined Products Agreements dated as of July 1, 2023, as further amended by the letter agreement dated March 25, 2024 (collectively, the “Original Agreement”), effective as of November 1, 2024 (the “Effective Date”).

G.

This Agreement (including, but not limited to, the obligations of Traxys under clause 4 hereof) is subject to the terms of the North America Black Mass & Refined Products Allocation Agreement dated March 25, 2024 (the “Allocation Agreement”) among LICY, Seller, Li-Cycle Inc., HubCo, Traxys and Glencore Ltd., pursuant to which Buyer has waived its rights to 50% of the Traxys Committed Materials solely to permit Seller to sell such Materials directly to Glencore, in consideration of certain fees payable to Buyer, subject to and on the terms and conditions set forth therein.

H.

The Parties have entered into a separate amended and restated agreement with regard to the sale and purchase of certain Black Mass produced at LICY’s North American Spokes (i.e., the BLACK MASS – Second Amended and Restated Marketing, Logistics and Working Capital Agreement of even date herewith, the “Black Mass Agreement”), which will also be effective as of the Effective Date, and nothing herein shall affect the rights or obligations of the Parties under such separate agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows (and agree further that the Recitals above shall be binding provisions of this Agreement):

1	DEVELOPMENT OF ROCHESTER HUB; QUANTITY OF MATERIALS TO BE DELIVERED

1.1

Development of Rochester Hub: Li-Cycle shall keep Buyer apprised of the progress of the development, construction, mechanical completion and commissioning of the Rochester Hub, including its plans relative to the Sulfates Scope and the MHP Scope.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

1.2

Nameplate Production Capacity: The Rochester Hub is expected to have the capacity to produce the Materials (and in the case of the MHP Scope, MHP) in the approximate annual volumes set forth in the table below:

Materials	Max Dry (in MT)	Max Wet (in MT)

Per either MHP Scope or Sulphates Scope

Lithium Carbonate	[XXX]	[XXX]

Per Sulfates Scope only

Nickel Sulfate	[XXX]	[XXX]

Cobalt Sulfate	[XXX]	[XXX]

Manganese Carbonate	[XXX]	[XXX]

Per MHP Scope only

MHP	[XXX]	[XXX] (60% moisture content forecasted)

Notwithstanding any of the foregoing, Traxys acknowledges and agrees that the nameplate production capacity for the Rochester Hub and the approximate annual production volumes set forth above are provided for illustrative and planning purposes only; the Rochester Hub is not yet constructed or operational, and Seller shall not have any obligation of any nature whatsoever to construct or operate the Rochester Hub or to produce, (a) in the case of the Sulphates Scope, the Materials, and (b) in the case of the MHP Scope, Lithium Carbonate and MHP, at the volumes described above or at the Specifications described in clause 3 below, and all decisions concerning scope and timing of the development of the Rochester Hub shall be made by the Seller, in its sole and absolute discretion. For greater certainty, Seller’s obligations to deliver Materials under the terms of this Agreement will commence only upon the first production of such Materials.

1.3

Quarterly Forecast: From and after the start of commissioning of the Rochester Hub, at least three months prior to the start of each calendar year, and at least 15 calendar days prior to the start of each calendar quarter, Seller shall notify Buyer of the volume and specifications of the Materials expected to be: (a) produced, and (b) available for sale under the terms of this Agreement and the Allocation Agreement, quarterly, on a rolling 12-month basis.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

1.4

Enhanced Products: In the event that Seller produces products at the Rochester Hub that are derivative of or enhancements to the Materials or MHP (for example, Lithium Hydroxide rather than Lithium Carbonate, or moisture-reduced Manganese Carbonate, or any Ni-Co-Mn bearing products that are derived from MHP), any such products (the “Enhanced Products”) shall be deemed to be Traxys Committed Materials and Buyer and Seller shall negotiate in good faith such changes to this Agreement as may be necessary or desirable to cover the sale to Traxys of 100% of such Enhanced Products for the balance of the Term of this Agreement (subject to the Allocation Agreement, mutatis mutandis), and for the avoidance of doubt, the payment to Traxys of a marketing fee therefor that is equivalent to the Marketing Fee for the corresponding Materials and/or the MHP, as the case may be (i.e., [XXX]% for lithium-bearing products, [XXX]% for nickel-bearing products, [XXX]% for cobalt-bearing products and [XXX]% for manganese-bearing products and [XXX]% for mixed Ni-Co-Mn bearing products) with respect to 100% of such Enhanced Products, or (at Buyer’s option) Buyer shall receive a fee in lieu thereof on the basis of the Marketing Fee provided for herein for the corresponding Materials and/or the MHP, as the case may be. For greater certainty, Traxys’ off-take rights under this Agreement do not extend to by-products produced at the Rochester Hub (notably, graphite concentrate, copper sulphide, sodium sulphate or gypsum).

2	QUALITY & SPECIFICATIONS OF MATERIALS

2.1

The specifications of all delivered Materials shall always meet: (a) High-purity battery-grade standards and requirements for Lithium Carbonate, (b) High-purity battery-grade standards and requirements for Nickel Sulfate and Cobalt Sulfate and (c) common best practice industrial standards for Manganese Carbonate. The expected specifications for the Materials, based on the design of the Rochester Hub, are set forth in Appendix A, B, C and D. The final minimum guaranteed specifications for the Materials (the “Specifications”) shall be determined by the Parties prior to commencement of commercial production at the Rochester Hub having regard to such maximum impurity levels as may be required by the Customers.

2.2

Any Materials produced by the Seller that do not meet the Specifications (“Off-Spec Materials”) shall also be sold by the Seller and purchased by the Buyer in accordance with this Agreement, provided that such Materials are not unsuitable for standard warehousing and transportation (by truck, ocean or rail), as determined by the Parties, acting reasonably and in accordance with industry standards, in which case such Off-Spec Materials will be deemed rejected and (where required) the Seller shall promptly pick up the rejected Materials and ship it back to the Seller at the Seller’s expense. Any Materials rejected by a Customer due to a quality claim and returned to the Buyer shall also be treated as “Off-Spec Materials” hereunder. For purposes of this Agreement and the Allocation Agreement, any Off-Spec Materials that are deemed rejected pursuant to this clause 2.2 shall be deemed to have not been made available to Traxys.

2.3	The Materials shall fully conform to REACH and/or IMO code and/or UN standards of safe practice for cargoes — whichever are applicable depending on the location of the relevant Customers.

2.4	Any changes in typical assays shall be communicated by Seller to Buyer in a timely manner.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

2.5

All claims of Customers or other third parties arising from the Materials or the use thereof, including claims, liabilities and obligations relating to (i) specifications and quality of the Materials, and any remedies for non-conforming Materials under the terms of any Customer Contracts, or (ii) with respect to a Customer’s remedies in the event of a Delivery Shortfall, shall be for the sole risk and account of Seller, provided that Seller shall not be obligated to pay the amount of any such claims pursuant to this clause 2.5 to the extent such amount has been deducted pursuant to clause 8 (Payment) as Transaction Costs pursuant to clause 4.11(f).

3	TERM

3.1	This Agreement shall be deemed to have commenced on September 24, 2020 and shall continue until the later of:

(a)

Seven years after the end of the month in which Seller has reached three consecutive months of production at the Rochester Hub of 95% or more of the nameplate annual processing capacity of 35,000 tonnes per annum of Black Mass throughput (being at least 2,770 per month of Black Mass throughput)[1], and

(b)

(i) in the case where the Rochester Hub is first developed under the Sulphates Scope, the end of the month in which Seller has delivered and Purchaser has accepted for purchase an aggregate of [XXX] of Ni Sulfate, [XXX] of Cobalt Sulfate and [XXX] of Li Carbonate, under clause 6 (Delivery & Shipment) of this Agreement, or

(ii) in the case where the Rochester Hub is first developed under the MHP Scope, the end of the month in which Seller has delivered and Purchaser has accepted for purchase an aggregate of [XXX] of Lithium Carbonate under clause 6 (Delivery & Shipment) of this Agreement

(as applicable, the “Term”), provided that Off-Spec Materials delivered by Seller hereunder shall only be included in such calculation for the period from the date of the commissioning of the Rochester Hub until the one-year anniversary of such commissioning date and thereafter only Materials that meet the Specifications shall be included in such calculation. For greater certainty, the Parties acknowledge that 50% of the above deliveries of Materials have been allocated to Glencore, under the terms of the Allocation Agreement, and such deliveries also count against the total delivery requirements in calculating the Term.

3.2

In all events, the Term of this Agreement shall continue as necessary to enable the Buyer to fulfill any commitments to Customers that are pending at the time the Term would otherwise expire (including but not limited to (i) the NICKEL SULPHATE OFF-TAKE AGREEMENT dated April 20, 2022 by and between Seller (as assignee of Li-Cycle Americas Corp.) (as Producer), Traxys (as Seller), LG

[1]	35,000 MT per annum nameplate capacity x 0.95 / 12 months = 2,770 MT/month.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

Energy Solution, Ltd. (as Buyer) and HubCo (pursuant to an Assignment, Assumption & Joinder Agreement dated as of July 1, 2023) (the “LGES Nickel Sulphate Off-Take Agreement”) and (ii) the NICKEL SULPHATE OFF-TAKE AGREEMENT dated April 20, 2022 by and between Seller (as assignee of Li-Cycle Americas Corp.) (as Producer), Traxys (as Seller), LG Chem, Ltd. (as Buyer) and HubCo (pursuant to an Assignment, Assumption & Joinder Agreement dated as of July 1, 2023) (the “LG Chem Nickel Sulphate Off-Take Agreement”).

4	MARKETING ARRANGEMENTS & FEES; COOPERATION AND TRANSPARENCY

4.1

Title: Traxys shall be the off-taker and pay and take title to the Traxys Committed Materials as principal and sell the Traxys Committed Materials to Customers as principal. The payment collections and credit risk shall remain with Traxys (subject to clause 4.3).

4.2

On-Sale to Customers: Traxys will handle sales and/or marketing of the Materials in the various possible global markets. The terms and conditions, contracts, and agreements with Customers for the sale of Materials (each, a “Customer Contract”) shall be made in transparency to Seller and said terms will be agreed with Seller in advance of such sales being concluded.

4.3

Customer Credit: The Parties acknowledge that Traxys has not and shall not be required in any case to enter into, and without the Seller’s prior consent shall not enter into, any Customer Contract with payment terms of greater than 90 days. Seller acknowledges that Traxys’ extension of credit to a Customer under any Customer Contract shall be subject to the continuing approval of such Customer’s creditworthiness by Traxys, which approval shall be determined by Traxys in its sole and absolute discretion, provided that Traxys shall promptly notify Seller in writing in the event Traxys withdraws its approval of a Customer’s creditworthiness at any time during the term of a Customer Contract.

4.4

International Sales: To the extent that the Customer for a particular sale of Material is not located in North America, the Buyer may, prior to effecting any such sale, designate an affiliate of the Buyer that is located in or serving the Customer’s region to transact the sale of such Material on the terms set forth in this Agreement (mutatis mutandis). For example, sales of Materials to Customers in the Europe, the Middle East and Africa (EMEA) region may be directed to be made to the applicable Traxys affiliate, and sales of Materials to Customers in the Asia Pacific (APAC) region may be directed to be made to the applicable Traxys affiliate.

4.5

Customer Enquiries: Seller shall refer all customer inquiries to Traxys in relation to the Traxys Committed Materials and, except for sales to Glencore under the terms of the Allocation Agreement, Seller confirms that all sales of Materials shall be made through Traxys and that Seller shall not sell Material directly to Customers without Traxys’ prior written approval.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

4.6

Sanctions Compliance: Traxys covenants and agrees that it shall not knowingly sell Traxys Committed Materials to any person who is a Sanctioned Person. For the purposes of the foregoing, a “Sanctioned Person” shall mean any person that: (i) is sanctioned under any economic or trade sanction, regulation, statute or official embargo measure imposed by the United Nations or the laws of the United States of America, the European Union, the United Kingdom, Australia or Canada; and (ii) includes any person named in the “Specially Designated Nationals and Blocked Persons” list maintained by the United States Department of the Treasury or any similar or equivalent list maintained by the government of any country listed above in (i). Traxys represents that all Customers will be subject to Traxys’ customary KYC review, which includes checks of publicly available lists of Sanctioned Persons.

4.7	Logistics: Traxys will handle logistics globally and shall execute all contract handling and shipping matters at cost for the Seller.

4.8

Working Capital Facility: Where requested in writing by Seller not less than 30 days before delivery of Material to Buyer hereunder, Traxys shall provide Seller with transactional financing with respect to Materials delivered to Traxys hereunder pursuant to the provisional payments contemplated by clause 8.1 and clause 8.2 (the “Working Capital Facility”). Traxys may charge interest to Seller (the “WCF Interest”) on the amount of each such provisional payment made by Traxys to Seller pursuant to the Working Capital Facility, calculated for the period: from (A) the date on which such provisional payment is made to Seller in accordance with clause 8.1 and clause 8.2, to (B) the Final Payment Date (as defined in clause 8.4).

4.9

WCF Interest Rate: WCF Interest on the amount of each provisional payment shall accrue daily at a rate equal to SOFR (or if SOFR is not available, a mutually agreed upon replacement reference rate), plus [XXX]% per annum (the “WCF Interest Rate”), calculated on the basis of a 365-day or 366-day, as applicable, year. WCF Interest shall be calculated by Traxys, shown on the final invoice prepared by Traxys and deducted from the final payment to Seller pursuant to clause 8.3. The WCF Interest rate shall be adjusted from time to time to reflect Traxys’ cost of capital, as agreed by Seller (acting reasonably). For the purposes hereof:

a)

“SOFR” means the forward looking secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator thereof) for three-month term tenors in effect as of the date that is two U.S. Government Securities Business Days prior to the date on which such provisional payment is made or, if such rate is not published on such date, on the first immediately preceding U.S. Government Securities Business Days on which such rate is published; and

b)

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

4.10	Marketing Fee: Traxys shall be paid a marketing fee (“Marketing Fee”) for 100% of the Traxys Committed Materials based on the Customer Final Price (as defined below) as follows:

Material	Fee

Li Carbonate	[XXX]

Per Sulfates Scope only

Ni Sulfate	[XXX]

Co Sulfate	[XXX]

Mn Carbonate	[XXX]

4.11

Transaction Costs: “Transaction Costs” means all costs, losses or damages reasonably incurred by Traxys in relation to the purchase, transportation, transactional financing and sale of the Materials to Customers, including inter alia:

a)

Costs associated with the transportation of the Materials, including inter alia all freight, demurrage, dead freight, charter hire and any other sums due pursuant to any charter of any vessel engaged in the carriage of the Materials, together with costs of inspection of the carrying vessels;

b)	Port costs at both loading and discharge port;

c)	Costs of inspection, supervision and testing/analyzing of the Materials;

d)	Costs of insurance [XXX];

e)	Taxes, duties or other sums, whether levied against the Materials, the freight or otherwise;

f)

Losses, claims, damages or expenses incurred or paid to Customers or other third parties in respect of the Materials, including claims relating to specifications and quality of the Materials, or their transportation or use, and including legal expenses incurred in defending or bringing such claims;

g)	Hedging costs and expenses, if hedging is requested by Seller or required by Buyer;

h)	Finance charges in respect of all sums paid by the Buyer, including fees and expenses in relation to any letters of credit; and

i)	Any other relevant costs and expenses attributable to the sale of the Materials.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

4.12

Expense Report: All Transaction Costs deducted under clause 8 (Payment) must be supported by the delivery to the Seller of an expense report (“Expense Report”), together with the final payment made to Seller in accordance with clause 8 (Payment), which Expense Report shall set out in reasonable detail the determination of each of the Transaction Costs deducted by Traxys, and shall include copies of all relevant receipts, invoices and other forms of documents evidencing such Transaction Costs.

4.13

Objection to Expense Report: Within 30 days after the receipt of an Expense Report, Seller may object to any of the Transaction Costs described in such Expense Report on the basis that such expenses are not authorized to be deducted under the terms of this Agreement, by notifying Traxys in writing of the basis of such objection in reasonable detail. Thereafter, Seller and Buyer shall use their best endeavors to settle the matter, including by consulting and negotiating with each other to reach a resolution satisfactory to each such Party, failing which, either of Seller and Buyer may refer such dispute for resolution in accordance with clause 18 (Dispute Resolution) after a period of 30 days from the date Seller and Buyer first met to resolve such matter. Any objection by Seller hereunder shall not relieve Buyer or Seller, as applicable, from making final payment in accordance with clause 8 hereof, and any adjustment arising from such objections shall be paid promptly after such objection is resolved.

5	MHP FEE

In the event that the Rochester Hub is developed pursuant to the MHP Scope, Seller shall pay Buyer a fee (i.e., the MHP Fee), equal to [XXX]% of the final price received by Seller from sales of MHP produced at the Rochester Hub (“MHP Material”). For this purpose, the final price shall be grossed up to add back any marketing fee and/or transaction costs (including financing costs) deducted from the price paid to Li-Cycle for the MHP Material.

Within thirty days following the end of each month during the Term, Seller shall prepare and submit to Traxys a report (the “MHP Monthly Report”) setting forth the volume of MHP Material sold by Seller during such month (if any) and setting forth the calculation of the MHP Fee on such sales of MHP Material. The MHP Monthly Report shall also set forth any reconciliations to any preliminary and final payments that may affect the MHP Fee, upon which adjustments shall be made. Traxys, through its third-party auditors, may (no more than once a year, for any financial year) audit, confirm and validate the details of the MHP Monthly Report (and may inspect any records pertaining thereto), and Li-Cycle shall cooperate therewith, subject to the execution of a customary confidentiality agreement.

For the avoidance of doubt, Li-Cycle will not require, nor shall Traxys provide, any services from Traxys in relation to MHP sales, and there shall be no transaction costs incurred by Traxys or billed by Traxys to Li-Cycle in relation to MHP sales.

6	DELIVERY & SHIPMENT

The Materials shall be delivered by Seller to Buyer EXW (Incoterms® 2020) the Rochester Hub, together with the following documents:

•	Documentation proving release from Seller to Buyer of the Materials, including inter alia:

•	Holding and Title Certificate issued by Seller to Buyer’s order; or

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

•	Truck or railway bills of lading provided by Buyer;

•

Seller’s provisional commercial invoice (where Seller has elected to use the Working Capital Facility) or pro forma invoice (where Seller has not elected to use the Working Capital Facility) in any case to be delivered not later than one day from delivery date;

•	Seller’s certificate of origin;

•	Seller’s provisional weights and assays certificates indicating all metal contents on a lot-by-lot basis;

•	Packing lists issued by the Seller, showing net quantity per unit of packing;

•	Safety Data Sheet (SDS); and

•

Any other required documents as requested by Buyer for the safe domestic and international transport and handling of the Materials that are customarily the responsibility of a seller in accordance with EXW (Incoterms® 2020) (together, “Title Documents”).

7	PRICE

7.1	Benchmark Prices:

Lithium Carbonate Battery Grade: Lithium Carbonate 99.5% Li2CO3 min, battery grade, spot price DDP US and Canada, $/kg (expressed in US$ per MT) assessed by Fastmarkets (Standard Grade, Low Price)

Nickel: the lower of (a) LME Official Cash Buyer Nickel Price and (b) LME Official 3-Month Buyer Nickel Price, in each case as expressed in US$ per MT, published in Fastmarkets within the table “London Metal Exchange High, Low, and Average”

Cobalt: “Cobalt Standard Grade, in-whs Rotterdam, $/lb” Low Quotation Price (expressed in US$ per MT) published in Fastmarkets

Manganese Carbonate: Subject to market, to be defined by Customer Contract

7.2	Final Price:

Final price for any Materials shall be the price (the “Customer Final Price”) specified in the Customer Contract for such Materials.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

7.3	Provisional Price:

Should the Seller elect to use the Working Capital Facility, the provisional pricing for the Materials delivered to Buyer shall be calculated in the manner set forth below:

(a)	Where the Material has been sold forward by Traxys to a Customer at the time of delivery to Traxys:

(i)

If the Customer Final Price for the shipment for sale to the Customer is known at the time of delivery to the Buyer, then the provisional price will be [XXX]. The provisional payment to the Seller for such Material will be [XXX]% of the provisional price; provided that the provisional payment percentage of [XXX]% shall be reduced, if applicable, to be the provisional payment percentage in any corresponding Customer Contract; and

(ii)

If the Customer Final Price for the shipment for sale to the Customer is unknown at the time of delivery to the Buyer, then the provisional price will be the estimated Customer Final Price, as determined by the Buyer using all relevant formulas in the Customer Contract. The provisional payment to the Seller for such Material will be [XXX]% of the provisional price, provided that the provisional payment percentage of [XXX]% shall be reduced, if applicable, to be the provisional payment percentage in any corresponding Customer Contract.

(b)

Where the Material remains unsold at the time of delivery to Traxys, the provisional price will be mutually agreed by Buyer and Seller using the benchmark prices set forth in clause 7.1 above and a provisional quotational period (being the average of the five business days preceding the date of delivery to the Buyer) and the provisional payment will be equal to [XXX]% of the provisional price.

(c)

Notwithstanding the foregoing, where the Material is “Off Spec Material,” the provisional price shall be [XXX]% of the benchmark prices set forth in clause 7.1 above and the provisional quotational period shall be the average of the five business days preceding the date of delivery to the Buyer.

(d)

In the case of Manganese Carbonate, whether sold forward or unsold at the time of delivery to Traxys, the provisional price shall be reduced by the expected shipping costs for the Material, to be mutually agreed by the Buyer and Seller.

7.4	US Dollars:

All prices shall be stated, and all payments shall be made, in US Dollars.

8	PAYMENT

8.1	First Provisional Payment:

Where Seller has elected to use the Working Capital Facility, upon delivery of any Materials by Seller to Traxys pursuant to clause 6 and presentation of all Title Documents including a provisional commercial invoice issued by Seller for such Materials, Traxys shall make a provisional payment to Seller for such Materials in the amount calculated pursuant to clause 7.3, net of the Transaction Costs and the Marketing Fee, which shall be subject to reconciliation upon final payment pursuant to clause 8.3.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

8.2	Second Provisional Payment:

If, at any time following the first provisional payment by Buyer to Seller for Materials under clause 8.1 and prior to the Final Payment Date for such Materials, the then-current provisional price for such Materials (as determined in accordance with clause 7.3) differs by more than 10% from the provisional price set forth in the provisional commercial invoice for such Materials, then a second provisional payment based on the latest known provisional pricing data shall be made either by Buyer to Seller, or by Seller to Buyer, as the case may be, and:

(a)

in the case of a difference in favor of Seller, the second provisional payment shall be made by Buyer upon presentation by Seller of a second provisional commercial invoice that expressly requests the making of such second provisional payment to Seller, or

(b)

in the case of a difference in favor of Buyer, the second provisional payment shall be made by Seller upon presentation by Buyer of a provisional commercial invoice that sets out the amount to be paid by Seller.

8.3	Final Payment:

The final payment for any Materials shall be made by Buyer to Seller, or by Seller to Buyer, as the case may be, by the Final Payment Date for such Materials, to the account previously notified in writing by the payee to the payor. The amount of the final payment shall be equal to: (a) the Customer Final Price as determined pursuant to clause 7.2, less (a) the net amount of the provisional payments made pursuant to clause 8.1 and clause 8.2 (if any), (b) the WCF Interest (if any), (c) the Transaction Costs, and (d) the Marketing Fees.

8.4	Final Payment Date:

The “Final Payment Date” for any Materials shall be the last business day of the month in which the Customer Final Price and all of the Transaction Costs and Marketing Fees related to the sale of such Materials are calculable by Traxys, provided that, if Traxys has not made the final payment to Seller on or prior to the 90th calendar day following the delivery of such Materials to Traxys, then (A) the Final Payment Date shall be the last business day of such month in which such 90th calendar day occurs, and (B) for the purpose of the final payment under clause 8.3, the Customer Final Price for such Materials shall be deemed to be an amount equal to 100% of what would be the provisional price calculated in accordance with clause 7.3 above (as adjusted for any second provisional payment under clause 8.2, if applicable), if the Seller had elected to use the Working Capital Facility with respect to the applicable Materials, but without incurrence of any WCF Interest. Thereafter, when the actual Customer Final Price for such Materials without regard to such deeming provisions is calculable by Traxys (as specified above), Traxys shall promptly calculate such actual Customer Final Price and so

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

advise Seller and the final payment adjustment shall be made by Buyer to Seller, or by Seller to Buyer, as the case may be, within seven business days after Traxys has so advised Seller of such Customer Final Price. The difference between the Customer Final Price based on the deemed amounts and the Customer Final Price based on the actual amounts (the “Adjustment Amount”) shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, upon presentation by Seller or Buyer, as applicable, to the other Party of a commercial invoice therefor; it being understood that no WCF Interest will be accrued on the Adjustment Amount for any period following the deemed Final Payment Date.

9	WEIGHING, SAMPLING AND MOISTURE DETERMINATION

9.1	Final weighing, sampling and assay determination shall be governed by the Customer Contract.

9.2	Buyer reserves the right to independently perform a provisional weighing, sampling and assay determination, prior to the first provisional payment.

10	TAXES AND DUTIES

Any and all taxes and duties, whether now existing or new, imposed outside of the United States on the export of the Material from the United States shall be borne by Seller, provided that Seller shall not be obligated to pay such taxes and duties pursuant to this clause 10 to the extent they have been deducted pursuant to clause 8 (Payment) as Transaction Costs pursuant to clause 4.11(e).

11	INSURANCE

Buyer shall insure under its marine cargo policy with an internationally reputable company, from the time the Material is under Buyer’s title and control and up to the destination point, for 110% of the provisional value of the Material. The insurance shall cover All Risks as per current Institute Cargo Clauses All Risks, Institute War Clauses and Institute Strike, Riots and Civil Commotions clauses. The claim shall be payable in US Dollars.

12	TITLE AND RISK

12.1	Title to the Material for each shipment or any part thereof shall pass from Seller to Buyer upon delivery of the Material, in accordance with clause 6 (Delivery and Shipment) of this Agreement.

12.2	Risk of loss or damage to the Material shall pass from Seller to Buyer upon delivery at the Rochester Hub, in accordance with clause 6 (Delivery and Shipment) of this Agreement.

13	INCOTERMS®

Unless otherwise specified herein, Incoterms® 2020 shall be applicable for the duration of this Agreement.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

14	CHANGES IN QUOTATIONS

The quotations of the metals specified under clause 7.1 (Benchmark Prices) of this Agreement are those currently in general use to establish the price of metallic contents in concentrates. Should any of these quotations cease to exist or cease to be published or cease to be internationally recognized as the basis to calculate ore and/or concentrate contracts, or should they fail to reflect the real value of the metals in the markets, then (at the request of any of the Parties), Buyer and Seller shall get together and mutually consult with the aim to agree on new quotations of such metals, and a date to execute same. The basic objective shall be the continuity of a fair price.

15	FORCE MAJEURE

Neither Buyer nor Seller would be responsible for non-performance under this Agreement, provided that such non-performance is due to the occurrence of an event of Force Majeure as hereunder described:

15.1

In the event of any war (declared or undeclared), revolution, terrorism, act of God, flood, storm, earthquake, fire, explosion, strike, lockout, act of Government or Government appointed agents including but not limited to changes in tariffs, duties, import and export controls or quotas, and environmental regulations, obstruction or blockage of port or wharf, lack of railway facilities or delays on route whether due to mechanical fault or action of the elements, or in the event of any other like events or causes whatsoever beyond the reasonable control of Seller or Buyer which were not reasonably foreseeable and which could not be reasonably avoided (any such cause being hereinafter called “Force Majeure”) preventing or hindering Seller or Buyer from performing its obligations in this Agreement, the Party whose performance is prevented or hindered by Force Majeure may suspend delivering or accepting a delivery of Material hereunder for the period of the Force Majeure event (but no longer) if it shall give prompt written notice to the other Party of the details of such Force Majeure event, and an estimate of the time period for which the Force Majeure event shall remain in effect. Force Majeure shall not apply to any tonnage for which a pricing has been established in part or in full or transport of any kind has been booked. In no event shall Force Majeure operate to delay or extend the due date for any repayments of principal or interest of any loans or advances extended to Seller by Buyer or an affiliate of Buyer.

The Party declaring Force Majeure shall take all reasonable steps to resume with the least possible delay its performance hereunder, provided that nothing herein shall require a Party to settle any strike, lockout or stoppage of work on terms which in its opinion are not satisfactory.

15.2

Each Party is fully aware of the potential impact on the performance of the other Party’s obligations under this Agreement arising out of the COVID-19 pandemic and governmental and other actions that have been taken or may in the future be taken in response thereto, and each Party acknowledges that the awareness of such event or condition will not act to prevent the other Party from declaring a Force Majeure event that otherwise would be applicable hereunder.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

16	NOTICES

It is agreed that any and all notices required or permitted to be given to either Party under the terms of this Agreement shall be given in writing and sent by email or courier or delivered by hand to the Party to be notified at the following respective addresses or any new addresses regarding which the respective Parties have been informed to the sending of such notices, namely:

(a)	If to Seller and/or HubCo:

c/o Li-Cycle U.S. Inc.

55 McLaughlin Road

Rochester, NY 14615

USA

Attention: [XXX]

Attention: [XXX]

(b)	If to Traxys:

Traxys North America, LLC

299 Park Avenue, 38th Floor

New York, NY 10171

USA

Attention: [XXX]

Attention: [XXX]

Any such notice shall be deemed to have been given the next business day in the place to which it is sent (if sent by email or courier) or at the time of delivery (if delivered by hand).

17	GOVERNING LAW

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, USA, without regard to its principle of conflicts of laws.

18	DISPUTE RESOLUTION

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered in New York by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. Each of Seller and Buyer shall by written notice to the other Party have the right to appoint one arbitrator. If, within 30 days following the giving of such notice by one of Seller and Buyer, the other Party shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If 30 days elapse after the appointment of the second arbitrator

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

and the two arbitrators do not agree upon the third arbitrator, then either Seller or Buyer may, in writing, request that the AAA appoint the third arbitrator. Any award from any such arbitration proceeding may be entered as a judgment in any court of competent jurisdiction. Each Party shall bear its own costs in connection with any arbitration hereunder. Nothing herein shall prevent a Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as is necessary to protect such Party’s rights.

19	SUCCESSION AND ASSIGNMENT

No Party may assign this Agreement or its rights or obligations hereunder, either in whole or in part, without the express written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors and permitted assigns.

20	LIMITATION ON DAMAGES

The Parties agree that no Party hereto shall be liable for special, indirect, punitive, exemplary or consequential damages, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, unless resulting from a Party’s actions that are found to constitute willful misconduct or to have been taken in bad faith.

21	CONFIDENTIALITY

Subject to clause 22 (Public Announcements and Filings), the contents of this Agreement and all confidential or non-public information disclosed by one Party to any of the other Parties hereunder shall be kept strictly confidential, unless subsequently agreed otherwise or to the extent required by applicable law. Information shall not be, nor shall be deemed to be, confidential or non-public if (i) it was or becomes generally available to the public other than as a result of any breach of this clause 21; (ii) it becomes available to a Party on a non-confidential basis from another source that is not known by such Party to be bound by an obligation of confidentiality to the other Party in respect of such information; or (iii) it is independently developed by a Party without use of or reference to confidential or non-public information. Notwithstanding the foregoing, a Party may disclose the contents of this Agreement and confidential information disclosed by the other Party hereunder (i) to its directors, officers, employees, legal, financial and business advisors and representatives who are in a confidential relationship with such recipient Party, so long as such persons have been made aware of have agreed to be bound by these confidentiality provisions, (ii) as may be required by applicable law or governmental authority, (iii) to any prospective transferee of a Party’s business that has agreed to be bound by these confidentiality provisions, or (iv) in connection with the enforcement of this Agreement by any Party. The provisions shall be valid during the term of this Agreement.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

22	PUBLIC ANNOUNCEMENTS & FILINGS

The Parties acknowledge that Seller’s ultimate parent, LICY, may be required to publicly announce the execution of this Agreement and to file a copy of this Agreement as a material contract with applicable securities regulatory authorities, stock exchanges or other governmental authorities.

Seller agrees that such public announcement or filings will not occur until:

(a)	Traxys has been provided with a reasonable and proper opportunity to review and comment on the proposed public announcement or filings; and

(b)	Traxys has been provided with a reasonable and proper opportunity to propose redactions of commercially sensitive information prior to such public announcement or filings.

23	SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable laws. However, if any provision of this Agreement shall be held to be invalid or prohibited under applicable laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without affecting the validity of the remainder of such provision or the remaining provisions of this Agreement, which shall remain in full force and effect.

24	TERMINATION; SUSPENSION OF OBLIGATIONS

24.1	Each of Seller and Buyer may terminate this Agreement by written notice to the other Party, with immediate effect:

(a)

if the other Party (or, in the case of Seller, HubCo) commits a material breach of its obligations under this Agreement and, when such breach is capable of being remedied, fails to remedy such breach within a reasonable time (not less than 30 days) of written notice of breach;

(b)

if the other Party (or, in the case of Seller, HubCo) enters into liquidation, becomes insolvent, is declared bankrupt, enters into any kind of receivership or makes any arrangement or composition or assignment for the benefit of any creditor; or

(c)	as provided in clause 15 (Force Majeure).

24.2

If a Party delivers the written notice described in clause 24.1(a) to the other Party, the delivering Party may suspend performance of its obligations hereunder as of the date of such notice until the earlier of: (x) the other Party having cured such material breach in accordance with clause 24.1(a); and (y) the termination of this Agreement in accordance with clause 24.1.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

24.3

Termination of this Agreement shall not affect any rights or obligations which may have accrued prior to such termination and, on termination of this Agreement, each Party shall promptly pay to the other Party all sums owed to the other Party under this Agreement. The obligations of each Party set out in this clause 24 and clauses 16, 17, 18, 20, 21 and 25 shall continue in full force and effect notwithstanding any termination of this Agreement.

25	DEFINITIONS

•	“Kg” shall mean one kilogram, or 1,000 grams, 2.2046 pounds.

•	“LME” shall mean the London Metal Exchange Limited.

•	The terms “tonne” or “MT” means a metric tonne of 1,000 kilograms (Kgs) equivalent to 2,204.62 pounds avoirdupois, wet (WMT) or dry (DMT) basis as specifically stated herein.

•	“USD” or “US Dollar” is the currency of United States of America.

•	All references to dollar amounts in this Agreement are quoted in U.S. Dollars.

•	Any other abbreviations shall be as per the usual standard of the industry.

26	NO OTHER AGREEMENT, ETC.

26.1

This Agreement and the Allocation Agreement constitute the entire agreement between the Parties concerning the subject matter hereof and there are no understandings, representations (actionable in contract, tort or otherwise) or warranties of any kind with respect to such subject matter not expressly set forth herein or therein. This Agreement supersedes the Original Agreement, from and after the Effective Date.

26.2	This Agreement supersedes all correspondence, orders, or confirmations of the Parties with respect to matters covered hereby.

26.3	For sake of clarity and avoidance of doubts only, the Parties acknowledge that nothing herein shall affect the rights or obligations of the Parties under the following agreements:

a)	the Black Mass Agreement;

b)

the Letter Agreement dated December 15, 2021 by and between Traxys and LICY (provided that the Parties acknowledge and agree that LICY and its affiliates do not have any requirements for services of Traxys and its affiliates, and shall have no obligations to Traxys and its affiliates, with respect to the planned Commercial Hub in Portovesme, Italy being jointly developed by affiliates of LICY and Glencore plc);

c)	the LGES Nickel Sulphate Off-Take Agreement;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

d)	the LG Chem Nickel Sulphate Off-Take Agreement; and

e)

Nickel Sulphate Off-Take Agreements – Side Letter dated April 20, 2022 by and between Traxys and Seller (as assignee of Li-Cycle Americas Corp., pursuant to an Assignment, Assumption & Joinder Agreement dated as of July 1, 2023).

26.4	No modification or waiver of this Agreement or any right or obligation of any Party hereunder shall be binding upon such Party unless it is in writing and signed by an officer thereof.

26.5	No waiver by a Party of any of delay, fault or breach shall be deemed a waiver of any other delay, default or breach.

27	HUBCO – ANTI-AVOIDANCE

27.1

LICY has advised Traxys that HubCo is currently engaged in the business of toll processing Black Mass to produce Refined Products for the account of Seller and does not produce, own or sell Refined Products for its own account. In the event that HubCo or another subsidiary of Seller becomes engaged in the production or ownership of Refined Products for its own account, then HubCo shall be deemed to have entered into, or in the case of such other subsidiary of Seller, Seller shall cause such other subsidiary to enter into, a bilateral agreement with Buyer for the marketing and sale of such Refined Products, on the terms set forth herein, mutatis mutandis, for the balance of the Term.

27.2	Each of HubCo and any such other subsidiary shall be jointly and severally liable along with Seller for the obligations of Seller arising under this Agreement.

[Signature page follows]

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Traxys North America LLC

By:	/s/ Mark Kristoff
Mark Kristoff,
Chief Executive Officer

Li-Cycle U.S. Inc.

By:	/s/ Ajay Kochhar
Ajay Kochhar,
Chief Executive Officer

Li-Cycle North America Hub, Inc.

By:	/s/ Ajay Kochhar
Ajay Kochhar,
Chief Executive Officer

Appendix A

Lithium Carbonate Product Specifications

[XXX]

Appendix B

Nickel Sulphate Hexahydrate Product Specifications

[XXX]

Appendix C

Cobalt Sulphate Heptahydrate Product Specifications

[XXX]

Appendix D

Manganese Carbonate Product Specifications

[XXX]